Exhibit 99.1

Charles & Colvard Reports Sales Increased Six Percent for Fourth Quarter, and 27 Percent for the Year over the Prior Year Periods

Highest Annual Revenue Since 2006

Forever Brilliant® Contributes to Growth

Conference Call to Be Held Today at 4:30 PM EDT

MORRISVILLE, NC—March 26, 2014—Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole source of created moissanite and Forever Brilliant®, The World’s Most Brilliant Gem®, reports sales for the three and 12 months ended December 31, 2013 increased 6% and 27%, respectively, over the prior-year periods.

Highlights for the Fourth Quarter 2013:

•	Fourth quarter 2013 sales were the strongest since the fourth quarter of 2006; sales improved 6% to $8.6 million vs. $8.1 million in the fourth quarter 2012, with increases driven by sales of loose jewels including the Company’s whiter Forever Brilliant® moissanite.
•	Loose jewel sales increased 12% for the quarter to $5.2 million, while finished jewelry sales decreased 3% to $3.4 million for the quarter, compared with last year.
•	The Company’s wholesale business, which accounted for 85% of sales, decreased 1% to $7.3 million, while the direct-to-consumer businesses, Moissanite.com and Lulu Avenue®, increased 69% for the quarter to $1.3 million, and comprised 15% of sales.
•	International sales were $2.3 million for the fourth quarter and comprised 26% of sales, compared with $2.7 million and 34% of sales for the fourth quarter of 2012. These results reflect the fact that several international distributors placed orders in the third quarter of 2013 compared to the fourth quarter of 2012.
•	U.S. sales increased 18% for the fourth quarter to $6.3 million, compared with $5.4 million in the year-ago fourth quarter. This increase was due to an uptick in the Company’s direct-to-consumer and U.S. distributor sales.
•	Operating expenses were $4.2 million in the fourth quarter compared with $3.6 million in the year-ago fourth quarter, with increased expenditures on personnel to support the Company’s growth.
•	Fourth quarter 2013 net income of $104,916 or net income of $0.01 per diluted share compared to net income of $4.1 million or $0.20 per diluted share in the fourth quarter of 2012. Net income in the fourth quarter 2012 included $3.8 million in income tax benefits resulting from the Company’s reduction of a valuation allowance on certain deferred tax assets.

Highlights for the Full Year 2013:

•	Sales for the year ended December 31, 2013 increased 27% to $28.5 million from $22.5 million in the year-ago period.
•	Loose jewel sales increased 23% to $18.5 million for the full year, with finished jewelry sales increasing 34% to $10.0 million.
•	The Company’s wholesale business increased 23% for the year to $25.6 million, while its direct-to-consumer businesses increased 78% to $2.9 million.
•	International sales for the year ended December 31, 2013 increased 40% to $7.8 million from $5.6 million in the year-ago period.
•	U.S. sales increased 23% for the year ended December 31, 2013 to $20.7 million from $16.9 million in the year-ago period.
•	Operating expenses were $15.5 million for the year compared with $12.2 million in the year-ago period.
•	Net loss of $1.3 million or $0.06 per share for the year compared with net income of $4.4 million or $0.22 per diluted share for the year-ago period. Net income in 2012 included $3.8 million in income tax benefits resulting from the Company’s reduction of a valuation allowance on certain deferred tax assets and an income tax benefit of approximately $0.3 million generated by the reversal of a liability for an uncertain tax position resulting from a voluntary disclosure agreement the Company entered into with a taxing authority.

“This past year represented the latest step in our four-year-long progressive growth of the Company, a journey that we began in 2010,” said Randy N. McCullough, Chief Executive Officer of Charles & Colvard, Ltd. “We achieved compounded annual revenue growth in excess of 30% for the past four years, and made investments in management and infrastructure to prepare for opportunities in 2014 and beyond.”

Mr. McCullough continued, “As we look ahead to 2014, we are focusing on improving profitability and growing our business on several fronts. These include pursuing additional new customers and channels and increasing public awareness of Forever Brilliant®.”

Financial Position

Cash and liquid investments totaled $2.6 million at December 31, 2013, down $9.8 million from approximately $12.4 million at December 31, 2012, and the Company had no debt outstanding as of December 31, 2013. Total inventory, including long-term and consigned inventory, was $42.4 million as of December 31, 2013, which was up $9.6 million from $32.8 million at the end of 2012, because of the Company’s investment in Forever Brilliant® and finished jewelry.

Investor Conference Call:

The Company will host a conference call today, March 26, 2014 at 4:30 PM EDT. Shareholders and other interested parties may participate in today’s investor conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 4:30 PM EDT. The call will also be broadcast live on the Internet at http://www.webcaster4.com/Webcast/Page/346/3107.

A replay of the conference call will be available one hour after the call until 9:00 AM EDT on Friday, April 4, 2014 by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID number 10038553. The conference call will also be archived for review on the Internet at http://www.webcaster4.com/Webcast/Page/346/3107 and on the Company’s website at www.charlesandcolvard.com until Friday, April 4, 2014.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., is the global sole source of moissanite, a unique, near-colorless created gemstone that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability, and rarity. Charles & Colvard Created Moissanite® and Forever Brilliant® are currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels. Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products resulting from our strategic initiatives; dependence on a limited number of customers; the impact of the execution of our business plans on our liquidity; our ability to fulfill orders on a timely basis; the financial condition of our major customers; dependence on Cree, Inc. as the sole current supplier of the raw material; our current wholesale customers’ potential perception of us as a competitor in the finished jewelry business; intense competition in the worldwide jewelry industry; general economic and market conditions, including the current economic environment; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; the potential impact of seasonality on our business; our ability to protect our intellectual property; the risk of a failure of our information technology infrastructure to protect confidential information and prevent security breaches; possible adverse effects of governmental regulation and oversight, including regulations related to conflict minerals; and the failure to evaluate and integrate strategic opportunities, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Contacts:

Public Relations:

Dian Griesel Int’l.

Susan Forman, Laura Radocaj

(212) 825-3210

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber

212-661-6886

(Financial Highlights Follow)

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net sales	$8,611,361	8,137,522	$28,487,187	$22,450,498
Costs and expenses:
Cost of goods sold	4,523,657	4,208,484	14,600,177	9,971,663
Sales and marketing	2,638,542	2,679,189	9,867,425	7,443,784
General and administrative	1,559,478	921,688	5,476,939	4,756,432
Research and development	3,124	(1,266)	24,903	17,013
Loss on abandonment of assets	2,975	2,016	98,027	2,016
Total costs and expenses	8,727,776	7,810,111	30,067,471	22,190,908
(Loss) income from operations	(116,415)	327,411	(1,580,284)	259,590
Other income (expense):
Interest income	2,398	11,830	22,007	69,520
Interest expense	(930)	(321)	(2,106)	(1,260)
Total other income, net	1,468	11,509	19,901	68,260
(Loss) income before income taxes	(114,947)	338,920	(1,560,383)	327,850
Income tax net benefit	219,863	3,742,383	269,285	4,049,804
Net income (loss)	$104,916	4,081,303	$(1,291,098)	$4,377,654

Net income (loss) per common share:
Basic	$0.01	0.21	$(0.06)	$0.22
Diluted	$0.01	0.20	$(0.06)	$0.22

Weighted average number of shares used in computing net income (loss) per common share:
Basic	20,137,521	19,651,713	19,904,170	19,581,670
Diluted	20,604,886	20,037,220	19,904,170	19,967,271

CHARLES & COLVARD, LTD.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$2,573,405	$11,860,842
Accounts receivable, net	10,244,732	8,138,358
Interest receivable	-	694
Held-to-maturity investments	-	505,068
Inventory, net	13,074,428	8,442,430
Prepaid expenses and other assets	951,635	737,406
Deferred income taxes	1,197,832	1,211,772
Total current assets	28,042,032	30,896,570
Long-term assets:
Inventory, net	29,337,674	24,353,580
Property and equipment, net	1,717,692	1,746,792
Intangible assets, net	325,867	346,732
Deferred income taxes	2,841,891	2,520,818
Other assets	58,696	12,199
Total long-term assets	34,281,820	28,980,121
TOTAL ASSETS	$62,323,852	$59,876,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,670,551	$2,112,585
Accrued cooperative advertising	188,000	200,000
Accrued expenses and other liabilities	642,186	574,522
Total current liabilities	4,500,737	2,887,107
Long-term liabilities:
Accrued income taxes	395,442	383,730
Total liabilities	4,896,179	3,270,837
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value; 50,000,000 shares authorized; 20,197,301 and 19,654,050 shares issued and outstanding at December 31, 2013 and 2012, respectively	53,949,001	53,318,044
Additional paid-in capital – stock-based compensation	9,940,980	8,459,020
Accumulated deficit	(6,462,308)	(5,171,210)
Total shareholders’ equity	57,427,673	56,605,854
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$62,323,852	$59,876,691

CHARLES & COLVARD, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,291,098)	$4,377,654
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	862,683	608,165
Amortization of bond premium	5,068	5,331
Stock-based compensation	1,678,107	1,017,078
Provision for uncollectible accounts	3,690	245,582
Provision for sales returns	723,000	307,000
Provision for inventory reserves	264,000	102,000
Benefit for deferred income taxes	(307,133)	(3,732,590)
Loss on abandonment of assets	98,027	2,016
Changes in assets and liabilities:
Accounts receivable	(2,833,064)	(2,626,176)
Interest receivable	694	11,415
Inventory	(9,880,092)	2,109,079
Prepaid expenses and other assets, net	(260,726)	(316,130)
Accounts payable	1,557,966	1,051,648
Accrued cooperative advertising	(12,000)	(13,000)
Accrued income taxes	11,712	(357,915)
Other accrued liabilities	67,664	(6,487)
Net cash (used in) provided by operating activities	(9,311,502)	2,784,670

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(800,367)	(868,986)
Proceeds from call of long-term investments	500,000	3,250,000
Patent, license rights, and trademark costs	(110,378)	(164,936)
Net cash (used in) provided by investing activities	(410,745)	2,216,078

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	420,942	158,393
Tax effect of stock based compensation	13,868	-
Net cash provided by financing activities	434,810	158,393

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,287,437)	5,159,141
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,860,842	6,701,701
CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,573,405	$11,860,842

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$2,106	$1,260
Cash paid during the year for income taxes	$5,570	$52,523